                                                                     EXHIBIT 4.1

                                  U.S. BANCORP

        Up to $309,278,400 7.25% Junior Subordinated Debentures due 2031

                         Officers' Certificate Pursuant
                         to Section 3.1 of the Indenture

                  Pursuant to authority expressly delegated by the Board of Directors of U.S. Bancorp (the "Company") by resolutions duly adopted by the Board of Directors, and pursuant to the Indenture referred to below, there is hereby established a series of Securities (as that term is defined in the Indenture) pursuant to Section 3.1 of the Junior Subordinated Indenture, dated as of November 15, 1996, between the Company and Wilmington Trust Company, as Trustee (the "Indenture"), the terms of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

                  (1) The Securities of this series shall be known and designated as the "7.25% Junior Subordinated Debentures due 2031" of the Company (the "Debentures"). The Debentures initially shall be issued to USB Capital V, a Delaware statutory business trust (the "Trust"). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of December 7, 2001, among the Company, as Sponsor, First Union Trust Company, National Association, as Property Trustee, First Union Trust Company, National Association, as Delaware Trustee, and the Administrative Trustees named therein (the "Trust Agreement"). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of December 7, 2001, between the Company and First Union Trust Company, National Association, as Guarantee Trustee.

                  (2) The aggregate principal amount of Debentures which may be authenticated and delivered under the Indenture is $309,278,400 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).

                  (3) The Debentures will be issued only in fully registered form and the authorized minimum denomination of the Debentures shall be $25 and any integral multiple of $25 in excess thereof.

                  (4) The principal amount of the Debentures shall be payable in full on December 15, 2031 subject to and in accordance with the provisions of the Indenture.

                  (5) The rate at which the Debentures shall bear interest will be 7.25% per annum; the date from which such interest shall accrue is December 7, 2001; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2002; and the Regular Record Dates (as defined in the Indenture) for the interest payable on any Interest Payment Date will be the business day preceding each Interest Payment Date, provided, however, in the event the Debentures are distributed to the holders of the Capital Securities (as defined below) of the Trust, the Regular Record Date for the Debentures shall be (i) in the case the Debentures are represented by one or more global securities, the business day next preceding such Interest Payment Date and (ii) in the case the Debentures are not represented by one or more global securities, the date which is fifteen days next preceding such Interest Payment Date (whether or not a business day).

         The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

                  (6) Interest will be payable to the person in whose name a Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of a Debenture shall be paid to the Person to whom principal is paid.

                  (7) Interest on the Debentures shall be subject to deferral to the extent and in the manner provided in Section 3.11 of the Indenture at any one time or from time to time for a period not exceeding twenty
         (20) consecutive quarterly periods.

                  (8) Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the corporate trust office of Wilmington Trust Company in the City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where Debentures may be presented or surrendered for payment and the office where Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served shall be the corporate trust office of Wilmington Trust Company in the City of New York, New York. The Trustee shall act as Paying Agent.

                  (9) The Debentures are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture, at 100% of their principal amount plus accrued and unpaid interest:

                  o in whole or in part, on one or more occasions at any time on or after December 7, 2006 or

                  o in whole at any time if certain changes occur in tax or investment company laws and regulations, or in the treatment of the Trust's 7.25% Trust Preferred Securities (the "Capital Securities") for bank regulatory capital purposes (each such event, a "Special Event").

                  If a Special Event has occurred and is continuing, and the Company cannot cure that event by some reasonable action, then the Company may redeem the Debentures within 90 days following the occurrence of the Special Event. A "Special Event" means the occurrence of a "Tax Event", a "Regulatory Capital Event" or an "Investment Company Event".

                  "Tax Event" means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company's counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee under the Trust) experienced in such matters, to the effect that, as a result of:

                  o any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

                  o any court, governmental agency or regulatory authority interpreting or applying such laws or regulations,

         there is more than an insubstantial risk that:

                  o the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures;

                  o interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or

                  o the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

                  "Regulatory Capital Event" means the reasonable determination by the Company that, as a result of:

                  o any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States; or

                  o any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations,

         which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company's ability to treat the Capital Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve in effect and applicable to the Company.

                  "Investment Company Event" means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies, to the effect that, as a result of the occurrence of:

                  o    a change in law or regulation; or

                  o a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"),

         there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

                  (10) The Debentures shall not be subject to any sinking fund or analogous provisions.

                  (11) The Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

                  (12) The subordination provisions of Article XIII of the Indenture shall apply.

                  (13) With respect to the Debentures, the following amendments to the Indenture shall apply:

                       (a) The following language shall be added to the end of
                  the definitions of "Senior and Subordinated Debt":

                           "or any obligations in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance by such financing entity of securities that are similar to the Capital Securities."

                           (b) The following language shall be added to the end of Section 10.6:

                           "The Company, in its capacity as issuer, also covenants to pay all debts and obligations (other than with respect to the Capital and Common Securities) and all costs and expenses of each Trust and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the Trust by the United States or any other taxing authority, so that the net amounts received and retained by the Trust and the Property Trustee after paying such amounts will be equal to the amounts the Trust and the Property Trustee would have received had no such amounts been incurred or imposed on the Trust. The obligations of the Company to pay such amounts shall constitute additional indebtedness and shall survive the satisfaction and discharge of this Indenture."

                  IN WITNESS WHEREOF, the undersigned have executed this Officers' Certificate as of the 7th day of December, 2001.


                                      By:
                                         -----------------------------------
                                         Name:  Daryl N. Bible
                                         Title: Executive Vice President and
                                                Treasurer



                                      By:
                                         -----------------------------------
                                         Name:  Kenneth D. Nelson
                                         Title: Senior Vice President